EXHIBIT 5.01

[Letterhead of Dornbush Schaeffer Strongin & Venaglia, LLP]

                                   April 18, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:	Benihana Inc.
Registration Statement on Form S-8

Gentlemen:

We have been requested by Benihana Inc., a Delaware corporation (the “Company”), to furnish you with our opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (the “Registration Statement”) covering an aggregate of 750,000 shares (the “Shares”) of the Company’s Class A Common Stock, par value $.10, offered on behalf of the Company in connection with the Company’s 2007 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined the Registration Statement and the Company’s Certificate of Incorporation and By-Laws, as amended to date, the Plan, copies of the records of corporate proceedings of the Company, and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold in the manner described in the Registration Statement, will be duly authorized, legally issued, fully paid and non-assessable.

We render no opinion as to the laws of any jurisdiction other than the internal laws of the State of New York and the internal corporate law of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

DORNBUSH SCHAEFFER STRONGIN & VENAGLIA, LLP

By:	/s/ Melissa Cooper
Melissa Cooper, a Partner